Exhibit 8.1

August 28, 2012

BakerCorp International, Inc.

3020 Old Ranch Parkway, Suite 220

Seal Beach, California 90740

Ladies and Gentlemen:

We have acted as counsel to BakerCorp International, Inc., a Delaware corporation (the “Company”), in connection with its offer to exchange (the “Exchange Offer”) up to $240,000,000 aggregate principal amount of its 8.25% Senior Notes due June 1, 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Act”), for the same aggregate principal amount of its substantially identical 8.25% Senior Notes due June 1, 2019 that were issued by the Company pursuant to the Offering Memorandum dated as of May 17, 2011 (the “Outstanding Notes”) in an offering that was exempt from registration under the Act.

This opinion is being delivered at your request, and in connection with the registration statement on Form S-4 (Registration Number 333-181780), as amended (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the Exchange Offer and filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 31, 2012 pursuant to the Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”), to which this opinion is attached as Exhibit 8.1. Capitalized terms used but not defined herein have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness of the Registration Statement, including the exhibits thereto, and upon such other documents, information and materials as we have deemed necessary or appropriate. In rendering our opinion, we have assumed the Exchange Offer and any other transactions described in or contemplated by the Registration Statement have been or will be consummated consistent with the description of such transactions in the Registration Statement and in accordance with the operative documents relating to those transactions.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, United States Treasury regulations, case law, and published rulings and other pronouncements of the Internal Revenue Service, all as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent amendment or change, and any such amendment or change could affect the conclusion set forth herein.

BakerCorp International, Inc.

August 28, 2012

Based upon and subject to the foregoing and to the limitations and qualifications set forth herein and in the Registration Statement, and in reliance upon the assumptions described above, we hereby confirm that the opinion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” is our opinion.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences. Our opinion is limited to legal rather than factual matters, and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.

The opinion expressed herein is being furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our name therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP